INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated June 9, 2008, is made by CWD Doors and Windows, Inc. (the “Canadian Borrower”) in favour of General Electric Capital Corporation, as Collateral Agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Ply Gem Industries, Inc., a Delaware corporation (the “Specified U.S. Borrower”) and the other Loan Parties party thereto have entered into a Credit Agreement dated as of June 9, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with, inter alia, General Electric Capital Corporation, as Collateral Agent, and the Lenders party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time, the Canadian Borrower has executed and delivered that certain Security Agreement dated June 9, 2008 made by the Canadian Borrower to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Canadian Borrower has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Canadian Borrower, and has agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Canadian Borrower agrees as follows:

SECTION 1.  Grant of Security.  The Canadian Borrower hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in each type of property described below, and all of the Canadian Borrower’s right, title and interest therein and thereto, (the “Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(b)
the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the copyright registrations and applications and exclusive copyright licences set forth in Schedule C hereto (the “Copyrights”);

(d)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Canadian Borrower accruing thereunder or pertaining thereto;

(e)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(f)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in, the Collateral by the Canadian Borrower under this IP Security Agreement secures the payment of all Secured Obligations of the Canadian Borrower now or hereafter existing under or in respect of the Loan Documents.  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to the Canadian Borrower, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the Canadian Borrower to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Recordation.  The Canadian Borrower authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4.  Execution in Counterparts.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5.  Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  The Canadian Borrower does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6.  Governing Law.  This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, including the federal laws of Canada, but excluding choice of law rules.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply

Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Canadian Borrower has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CWD WINDOWS AND DOORS, INC.

By __________________________

Name:

Title:

Exhibit A

to Intellectual Property Security Agreement

Exhibit B

to Intellectual Property Security Agreement

Trademarks

Registration Number	Trademark	Registration Date
TMA473140	HOUSE IN TRIANGLE DESIGN	March 20, 1997
TMA456677	ENVIROGLASS	April 19, 1996
TMA396624	CHARACTERISTIC DEPENDENT MANUFACTURING	April 3, 1992
TMA267901	TRIPANE & DESIGN	April 2, 1982
TMA456676	LOCK-TILT	April 19, 1996
TMA387359	CDM	August 2, 1991

Exhibit C

to Intellectual Property Security Agreement

Copyrights

Registration Number	Title	Registration Date
1019454	House in Triangle Design	March 26, 2004